Exhibit 8.1

June 30, 2011

Wells Fargo & Company

420 Montgomery Street

San Francisco, California 94163

Ladies and Gentlemen:

We have acted as special tax counsel to Wells Fargo & Company, a Delaware corporation (the “Company”), in connection with the issuance of (i) $1,785,000 Medium-Term Notes, Series K, Notes linked to the 3 Month LIBOR due June 30, 2018 as described in the Company’s Pricing Supplement No. 99 dated June 27, 2011 (“Pricing Supplement 99”) to the Prospectus Supplement dated April 23, 2010 (“the Prospectus Supplement”) and the Prospectus dated June 4, 2009 (the “Prospectus”), contained in the Registration Statement on Form S-3, File No. 333-159738 (the “Registration Statement”), (ii) $4,000,000 Medium-Term Notes, Series K, Notes linked to 3 Month LIBOR due June 30, 2021 as described in the Company’s Pricing Supplement No. 100 dated June 27, 2011 (“Pricing Supplement 100”) to the Prospectus Supplement and the Prospectus contained in the Registration Statement, and (iii) $13,000,000 Medium-Term Notes, Series K, Notes linked to 3 Month LIBOR due June 30, 2016 as described in the Company’s Pricing Supplement No. 101 dated June 27, 2011 (“Pricing Supplement 101”) to the Prospectus Supplement and the Prospectus contained in the Registration Statement. We hereby confirm our opinion as set forth under the heading “United States Federal Income Tax Considerations” in Pricing Supplements 99, 100, and 101.

We hereby consent to the reference to us under the heading “United States Federal Income Tax Considerations” in Pricing Supplements 99, 100, and 101 and the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company filed with the Securities and Exchange Commission and thereby incorporated by reference into the Company’s Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Sullivan & Cromwell LLP